EXHIBIT 10.1

August 9, 2024

John Symington
Re: Offer Letter
Dear John:

On behalf of Nauticus Robotics, Inc., a Texas corporation (“Nauticus”), I am delighted to confirm our offer to you for employment in the position of General Counsel of Nauticus. You shall report directly to the CEO of Nauticus. Your employment under this letter agreement (this “Agreement”) will be effective on August 12, 2024 subject to the terms and conditions of this Agreement.

In connection with your employment, you will receive the following compensation and benefits package, as approved by the Board of Directors of Nauticus (the “Board”) or its Compensation Committee (the “Committee”):

Compensation and Benefits

Base Salary: You will be paid a base salary of $300,000 annually, subject to all withholdings as required by law.

Annual Cash Bonuses: You will be eligible to receive an annual cash bonus (each, an “Annual Cash Bonus”) under the annual cash bonus plan adopted by the Board or the Committee at its discretion. The target amount of your Annual Cash Bonus will be 50% of your annual base salary received during the applicable performance year at the discretion of the compensation committee. The Annual Cash Bonus for 2024, if any, will be prorated based on tenure of service during that year.

Sign-On Incentive Equity Award: As soon as reasonably practicable following the date hereof, you will be eligible for an initial sign-on grant of an equity or equity-based incentive award under the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”) equal to 210,000 shares of common stock of Nauticus (the “Initial Award”). The Initial Award will vest ratably over five years. The Initial Award will be subject to the terms of the Plan as well as any applicable award agreement and any time-based vesting conditions as determined by the Board or the Committee.

Annual Incentive Equity Award: Inclusive of the calendar year 2024, if applicable, you will be eligible to participate in the Plan on an annual basis and in a manner consistent with other senior executives of Nauticus, subject to approval and as determined by the Board or the Committee in its discretion (such grant, the “Annual Equity Bonus”). Any Annual Equity Bonus granted to you under the Plan will be subject to the terms of the

Plan, any applicable award agreement, and any time-based and/or performance-based vesting conditions as determined by the Board of the Committee. The Annual Equity Bonus for 2024, if any, will be pro rated based on tenure of service during that year.

Other Benefits: You will be eligible to participate in all other benefit plans generally offered to other non-CEO C-Suite executives of Nauticus in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions). In addition, Nauticus will reimburse you for reasonable legal bar and professional associations memberships and continuing legal education expenses.

Other Terms of Employment
At-Will Employment: Your employment is at-will, meaning that either party can terminate your employment without cause or reason at any time.

Severance: If your employment with Nauticus is (i) involuntarily terminated for reasons other than “for Cause” (as that term is defined below) or a breach by you of the terms and conditions of this Agreement, or (ii) voluntarily terminated “for Good Reason” (as that term is defined below), and subject to your execution, and non-revocation, of a release of claims in a form provided by Nauticus, you will be eligible to receive severance equal to six months of your then-current base salary, which shall be paid in equal installments in accordance with Nauticus’ payroll practices over six months following the effective date of termination.

In addition, in the event that (1) Nauticus has not granted you the full amount of your Initial Award due to lack of capacity under the Plan and (2) a Change of Control (as defined in the Plan) occurs and your employment is involuntarily terminated for reasons other than “for Cause” or by you for “Good Reason” within 12 months of after such Change of Control, then Nauticus shall also, in addition to any other severance payable hereunder, pay to you a cash amount equal to the product of (A) the number of shares that remain to be granted under the Initial Award as of such date of termination and (B) (i) if Nauticus is the surviving entity in such Change of Control, the 20-day volume weighted average price of a share of Nauticus’ common stock, or (ii) if Nauticus is not the surviving entity after such Change of Control, the per-share consideration received in respect of one share of Nauticus’ common stock as part of such Change of Control.

“For Cause” is defined as (a) your breach of fiduciary duty or duty of loyalty to Nauticus; (b) your conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude; (c) your failure, refusal or neglect to perform and discharge your duties and responsibilities on behalf of Nauticus (other than by reason of disability) or to comply with any lawful directive of the Board or its designee; (d) your breach of any written material policy of Nauticus (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information); (e) your breach of any agreement with Nauticus (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement); (f) your commission of fraud, dishonesty, theft, embezzlement, self- dealing, misappropriation or other malfeasance against the business of Nauticus; or (g) your commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of your lawful duties or responsibilities, which has or may be expected to have an adverse effect on Nauticus.

For the avoidance of doubt, the termination of your employment due to your death or disability shall not be considered a termination by Nauticus for a reason other than “for Cause”.

“For Good Reason” is defined as the occurrence of any of the following events: (a) a diminution in your base salary of 10% or more, unless such reduction is part of an initiative that applies to and affects all similarly situated senior executives of Nauticus substantially the same and proportionately; (b) a material diminution in your Annual Cash Bonus opportunity or a material diminution in your Annual Equity Bonus opportunity, unless such reduction is part of an initiative that applies to and affects all similarly situated senior executives of Nauticus substantially the same and proportionately; (c) a material diminution in your authority, duties, or responsibilities or you ceasing to serve as the General Counsel employed by Nauticus; or (d) a material breach by Nauticus of this Agreement.

Outside Business Activities: During your employment, you will devote your best efforts and full business time and attention to Nauticus and its affiliates, you will not engage in any other business activity or have any other business pursuits or interests, unless such activity, pursuit or interest is approved by the Board in writing.

Other Obligations: As a condition of your employment, you will be required to review and sign an executive restrictive covenant agreement that may include, among other things, confidentiality, work product assignment, and post-employment non-competition and non-solicitation provisions that will protect the ongoing interests of Nauticus and its affiliates. You also agree to be subject to any applicable clawback provision of Nauticus as may be in effect from time to time.

This letter supersedes any prior oral or written agreements or understandings with Nauticus, Nauticus, or their respective affiliates related to your employment and cannot be changed except in a writing signed by an authorized executive of Nauticus and you.

Please indicate your acceptance of this offer by signing in the space provided below and returning one copy of this letter to me at your earliest convenience. Should you have any questions, please feel free to call me.

/s/ John Gibson
By: John Gibson
Title: President & Chief Executive Officer
Nauticus Robotics, Inc.

Accepted and agreed:

/s/ John Symington
John Symington
Date: August 9, 2024